Exhibit 99.1

Safety Shot Partners with Atlantic Beverage Distributors to Expand Distribution Into Massachusetts and Rhode Island

This Partnership Marks the Next Step in the Company’s Expansion Plan in the Northeast

JUPITER, FL, June 26, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its strategic partnership with Atlantic Beverage Distributors, a leading Massachusetts and Rhode Island distributor of craft beer, wines, spirits, and non-alcoholic beverages and snacks. This collaboration aims to expand the reach of Safety Shot’s innovative product to additional key markets in the Northeastern region.

Headquartered in Holliston, Massachusetts, Atlantic Beverage Distributors has been a key player in the distribution industry since its founding in 1995. The company began with a mission to distribute specialty beer and wine not represented by volume wholesalers, and it has since evolved to feature the most sought-after brands.

With a deep understanding of the regional market and extensive distribution network, Atlantic Beverage Distributors is uniquely positioned to ensure Safety Shot products are readily available to consumers across Massachusetts and Rhode Island. Atlantic Beverage Distributors’ robust team of about 200 employees, including 75 dedicated to sales activities, will be integral in creating a significant impact for Safety Shot in the beverage and spirits market in the Northeast.

“Partnering with Atlantic Beverage Distributors is a significant milestone for the Company,” said Safety Shot’s Chief Revenue Officer Josh Wager. “Their expertise in the beverage and spirits industry and dedication to working with specialty products align perfectly with where we want to take Safety Shot as we continue to grow and expand. We are confident that this partnership will enhance our distribution capabilities and help us connect with more consumers in the Northeast.”

This latest expansion aligns with the brand’s comprehensive distribution rollout across the Northeast region following a partnership with Prime CSB for distribution in New York and New Jersey.

For more information, visit www.drinksafetyshot.com and Amazon.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com